                                                                   EXHIBIT 99.1
[DPC DOANE PET CARE LOGO]


                                             210 WESTWOOD PLACE SOUTH, SUITE 400
                                                             BRENTWOOD, TN 37027

--------------------------------------------------------------------------------
NEWS                                                       FOR IMMEDIATE RELEASE
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        DOANE PET CARE CONFIRMS EARNINGS MOMENTUM IN Q4 AND FISCAL 2002;
              REITERATES FISCAL 2003 EARNINGS GUIDANCE AND OUTLOOK

BRENTWOOD, TENNESSEE, FEBRUARY 28, 2003 - Doane Pet Care Company (the "Company") today reported results for its fourth quarter and fiscal year ended December 28, 2002 and reiterated its earnings guidance for fiscal 2003.

QUARTERLY RESULTS

The Company reported a net loss of $1.1 million for its fourth quarter ended December 28, 2002 on net sales of $246.6 million, compared to a net loss of $7.0 million on net sales of $221.5 million for the fourth quarter ended December 29, 2001. Net sales increased 11.3% for the 2002 fourth quarter compared to the 2001 fourth quarter, primarily a result of increased sales volume from the Meaty Chunks N' Gravy and Meow Mix new business awarded in 2002.

Adjusted EBITDA (income (loss) before net interest expense, income taxes, depreciation, amortization and other charges) increased 18.6%, or $4.6 million, to $29.3 million in the 2002 fourth quarter from $24.7 million recorded in the 2001 fourth quarter. The 2002 fourth quarter performance continued to be favorably impacted by Project Focus initiatives, including improved results at the Company's European operations, cost reductions and customer and/or product mix improvements. The benefit of the increased sales volume from new business awards was offset by start up costs. See "Adjusted EBITDA Discussion and Analysis" below.

Doug Cahill, the Company's President and CEO, said, "We are very pleased with results for both the fourth quarter and full year 2002. Our fourth quarter results reflected the success of our ongoing Project Focus initiatives and top-line growth from the new business awards. We applaud the hard work and dedication of our associates worldwide this past year and for their continuing commitment for Doane to be the trusted partner of choice for our customers' brands."

Net interest expense for the 2002 fourth quarter increased $2.4 million to $16.1 million from $13.7 million recorded in the 2001 fourth quarter, primarily due to a $2.2 million accrual of non-cash interest expense for the excess leverage fee under the Company's amended senior credit facility.

The fair value accounting for the Company's commodity derivative instruments under SFAS 133 resulted in an $8.2 million increase in cost of goods sold for the 2002 fourth quarter, compared to a $2.6 million increase in cost of goods sold for the 2001 fourth quarter, or a $5.6 million period-over-period unfavorable impact on operating results.

The Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142, as of the beginning of fiscal 2002. In accordance with SFAS 142, the Company ceased amortizing goodwill and trademarks; and therefore, recorded no related amortization expense in the 2002 fourth quarter compared to $2.6 million recorded in the 2001 fourth quarter.


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
The Company incurred non-recurring expenses of $0.6 million in the 2002 fourth quarter, principally the result of costs related to its abandoned European sales process, compared to $2.0 million of non-recurring charges in the 2001 fourth quarter for Project Focus implementation costs.

FULL YEAR 2002 RESULTS

The Company reported net income of $15.3 million for the fiscal year ended December 28, 2002 on net sales of $887.3 million, compared to a net loss of $21.9 million on net sales of $895.8 million for the fiscal year ended
December 29, 2001. Net sales in fiscal 2001 included $16.6 million of net sales from the Deep Run and Perham businesses prior to their divestiture in the 2001 second quarter. Excluding the divestitures from fiscal 2001, the Company's net sales for fiscal 2002 increased 1%, or $8.1 million, principally a result of increased sales volume from the new business awards, partially offset by the Company's Project Focus strategy implemented in the fourth quarter of 2001.

For fiscal 2002, the Company's Adjusted EBITDA increased 20.5%, or $18.4 million, to $108.2 million. The Company's Adjusted EBITDA for fiscal 2001 was $89.8 million, which included net losses of $2.6 million related to the Deep Run and Perham businesses. Excluding these net losses from fiscal 2001, Adjusted EBITDA increased 17.1% in fiscal 2002. Fiscal 2002 performance was favorably impacted by Project Focus implementation, including improvements in manufacturing efficiencies, customer and/or product mix and our European operations.

Net interest expense for fiscal 2002 increased $5.4 million to $62.4 million from $57.0 million in fiscal 2001, primarily due to a $6.7 million accrual of non-cash interest expense for the excess leverage fee under the Company's amended senior credit facility.

The fair value accounting for the Company's commodity derivative instruments under SFAS 133 resulted in a $4.9 million reduction in cost of goods sold for fiscal 2002, compared to a $12.6 million increase in cost of goods sold for fiscal 2001, or a $17.5 million period-over-period favorable impact on operating results. Under SFAS 142, the Company had no amortization expense associated with its goodwill and trademarks in the 2002 fiscal year compared to $10.3 million in fiscal 2001.

The Company incurred non-recurring expenses of $1.4 million in fiscal 2002, consisting of a $0.8 million charge for costs related to our postponed bond offering and a $0.6 million charge for costs related to our abandoned European sales process, compared to $8.7 million in fiscal 2001, which consisted of $4.7 million in net losses from the Deep Run and Perham divestitures, $2.0 million of severance costs associated with a workforce reduction following these divestitures, and $2.0 million of Project Focus related costs.

In fiscal 2002, the Company's capital expenditures totaled $24.3 million compared to $17.3 million in fiscal 2001. The Company also said that it ended fiscal 2002 with total debt of $554.0 million, a reduction of $33.8 million from $587.8 million at year-end 2001.

BOND OFFERING AND SENIOR CREDIT FACILITY AMENDMENTS

On February 28, 2003, the Company completed its previously announced offering of $213.0 million in fixed-rate Senior Notes (the "New Notes"). The New Notes, priced at 98.8% of the principal amount, have a coupon interest rate of 10 3/4% per annum, and mature on March 1, 2010. Proceeds from the offering were used to repay approximately $169.0 million of the outstanding balance under the Company's senior credit facility. In addition, approximately $33.7 million is expected to be used to repay the outstanding principal and accrued interest under the Company's sponsor facility, assuming that all holders tender their notes by the expiration of the offering period. To the extent one or more of these holders do not tender their notes, we intend to use these proceeds to further reduce indebtedness under our senior credit facility. The remainder of the proceeds were used to pay transaction fees and expenses associated with the offering.

In connection with the New Notes offering, the Company also amended its existing senior credit facility to, among other things, modify certain financial covenant tests and other provisions through the term of the facility, thereby providing the Company with additional flexibility. The amendments also extend the average maturity of the facility by eliminating the principal amortization requirement in 2003 and reducing the principal amortization requirement in 2004. The Company was in compliance with the requirements of the December 28, 2002 financial covenants tests.

The Company said that it expects to record a pre-tax charge to earnings of $10.8 million in its 2003 first quarter associated with the repayment of its Senior credit facility and sponsor facility. This pre-tax charge is net of $6.7 million for the reversal of the accrued excess leverage fee.

2003 EARNINGS GUIDANCE AND OUTLOOK

The Company reiterated the sales and earnings guidance provided by the Company on February 7, 2003. For fiscal 2003, the Company anticipates net sales growth of approximately 7% to 8% and Adjusted EBITDA of approximately $105 million, reflecting the Company's current expectation of the impact of an overall higher commodity cost environment and other assumptions discussed below in "Adjusted EBITDA Discussion and Analysis."

Cahill continued, "The successful completion of our bond offering and the concurrent amendments to our senior credit facility are significant developments for our business. These transactions improve our capital structure and enhance our growth prospects by allowing us to repay more restrictive senior bank debt, eliminate or reduce certain financial covenant tests, extend the average maturity of our debt and increase our ability to make capital investments to further grow our business.

With our improved capital structure and the majority of our Project Focus and restructuring initiatives effectively completed and behind us, we began 2003 with positive momentum and are now solidly positioned to continue to grow our leading market positions in both the United States and Europe.

We are optimistic about our prospects for delivering sustainable earnings in 2003 and beyond, but we are cautious as we move into the first half of the year because of the potential for volatility in commodities, particularly corn and natural gas. We will continue our risk management strategies to seek to mitigate the impact of rising commodity prices throughout the balance of 2003."

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
ADJUSTED EBITDA DISCUSSION AND ANALYSIS

The Company has provided information in this press release regarding Adjusted EBITDA. It is important to note that Adjusted EBITDA is not a substitute for net income (loss) under generally accepted accounting principles. The Company's measure of Adjusted EBITDA is consistent with the definition used in its senior credit facility for covenant compliance.

The Company defines Adjusted EBITDA as income (loss) before net interest expense, income taxes, depreciation, amortization of intangibles and other charges. These other charges include SFAS 133 accounting, which may be either a positive or negative add-back to earnings, as well as certain non-recurring and unusual charges. The Company has limited these non-recurring and unusual charge add-backs to those associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.

The Company's calculation of Adjusted EBITDA does not include an adjustment to net income for items that reduce its costs. In 2000 and 2001, the Company received payments that reduced its operating costs pursuant to agreements with suppliers of commodities to compensate the Company for overpayments it made during the 1990's. These payments, which are reflected in the Company's 2000 and 2001 net losses, were not included as an adjustment in the calculation of Adjusted EBITDA for those years. There are also several charges that negatively impacted the Company's earnings in 2000 and 2001 that the Company did not add back in its measure of Adjusted EBITDA. For example, the Company did not add back charges associated with one-time revisions to the estimated carrying value of obsolete inventory, certain pricing adjustments or start-up costs associated with new business.

In connection with the Company's forecast for fiscal 2003 Adjusted EBITDA, the Company has assumed higher commodity and natural gas costs in fiscal 2003 over 2002 and an increase in employee related costs and distribution expenses, partially offset by increased volumes, improved operating efficiencies at the Company's manufacturing plants and continued Project Focus related initiatives.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release, including without limitation those relating to our fiscal 2003 earnings guidance and outlook, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, future investment returns in our pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including without limitation the Company's 2002 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances.

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

ABOUT THE COMPANY

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to over 600 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits.

CONTACT: PHILIP K. WOODLIEF, VICE PRESIDENT FINANCE AND CHIEF FINANCIAL OFFICER
TEL: (615) 373-7774

                            -three tables to follow-


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
                     DOANE PET CARE COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME AND OTHER DATA
                              (DOLLARS IN MILLIONS)


                                                                          Three Months Ended                   Year Ended
                                                                      ----------------------------    ----------------------------
                                                                      December 28,    December 29,    December 28,    December 29,
                                                                          2002            2001            2002            2001
                                                                      ------------    ------------    ------------    ------------
Net sales                                                             $      246.6    $      221.5    $      887.3    $      895.8
Cost of goods sold                                                           204.8           187.3           701.4           749.1
                                                                      ------------    ------------    ------------    ------------
      Gross profit                                                            41.8            34.2           185.9           146.7
      % of sales                                                              17.0%           15.4%           21.0%           16.4%
Operating expenses:
    Promotion and distribution                                                13.8            15.7            53.5            59.0
    Selling, general and administrative                                       14.3            11.7            48.7            47.1
    Amortization                                                               1.0             3.4             3.6            13.7
    Non-recurring expenses                                                     0.6             2.0             1.4             8.7
                                                                      ------------    ------------    ------------    ------------
      Income from operations                                                  12.1             1.4            78.7            18.2
Interest expense, net                                                         16.1            13.7            62.4            57.0
Other (income) expense, net                                                    0.3            (0.1)           (0.8)           (0.7)
                                                                      ------------    ------------    ------------    ------------
      Income (loss) before income taxes                                       (4.3)          (12.2)           17.1           (38.1)
Income tax expense (benefit)                                                  (3.2)           (5.2)            1.8           (16.2)
                                                                      ------------    ------------    ------------    ------------
      Net income (loss)                                               $       (1.1)   $       (7.0)   $       15.3    $      (21.9)
                                                                      ============    ============    ============    ============


                                                          SUPPLEMENTAL DATA


CALCULATION OF ADJUSTED EBITDA
Net income (loss)                                                     $       (1.1)   $       (7.0)   $       15.3    $      (21.9)
Adjustments to net income (loss):
    Interest expense, net                                                     16.1            13.7            62.4            57.0
    Income tax expense (benefit)                                              (3.2)           (5.2)            1.8           (16.2)
    Depreciation                                                               7.7             7.0            28.6            27.7
    Amortization                                                               1.0             3.4             3.6            13.7
    SFAS 133 (gain) loss                                                       8.2             2.6            (4.9)           12.6
    Non-recurring expenses                                                     0.6             2.0             1.4             8.7
    Project Focus                                                               --             8.2              --             8.2
                                                                      ------------    ------------    ------------    ------------
      Adjusted EBITDA                                                 $       29.3    $       24.7    $      108.2    $       89.8
                                                                      ============    ============    ============    ============


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


                     DOANE PET CARE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)



                                                          December 28,    December 29,
                                                              2002            2001
                                                          ------------    ------------
ASSETS
Current assets:
    Cash and cash equivalents                             $        7.6    $        6.0
    Accounts receivable, net                                     129.3           120.8
    Inventories, net                                              63.6            54.8
    Deferred tax asset                                             5.9            10.1
    Prepaid expenses and other current assets                      8.2             5.5
                                                          ------------    ------------
      Total current assets                                       214.6           197.2
Property, plant and equipment, net                               260.1           249.4
Goodwill and trademarks, net                                     363.1           347.1
Other assets                                                      32.9            42.8
                                                          ------------    ------------
      Total assets                                        $      870.7    $      836.5
                                                          ============    ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
    Current maturities of long-term debt                  $        5.7    $       28.5
    Accounts payable                                              93.5            64.0
    Accrued liabilities                                           56.2            57.7
                                                          ------------    ------------
      Total current liabilities                                  155.4           150.2

Long-term debt, excluding current maturities                     548.3           559.3
Other long-term liabilities                                       23.7            10.8
Deferred tax liability                                             7.2            12.6
                                                          ------------    ------------
      Total liabilities                                          734.6           732.9
                                                          ------------    ------------
Senior Preferred Stock (Redeemable), 3,000,000 shares
    authorized, 1,200,000 shares issued and outstanding           77.6            65.7
                                                          ------------    ------------
Stockholder's equity:
    Common stock, $0.01 par value; 1,000 shares
      issued and outstanding                                        --              --
    Additional paid-in-capital                                   115.7           115.6
    Accumulated other comprehensive income (loss)                  9.5            (7.6)
    Accumulated deficit                                          (66.7)          (70.1)
                                                          ------------    ------------
      Total stockholder's equity                                  58.5            37.9
                                                          ------------    ------------
      Total liabilities and stockholder's equity          $      870.7    $      836.5
                                                          ============    ============


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
                    DOANE PET CARE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                Year ended
                                                                        ------------    ------------
                                                                        December 28,    December 29,
                                                                            2002            2001
                                                                        ------------    ------------

Cash flows from operating activities:
    Net income (loss)                                                   $       15.3    $      (21.9)
    Items not requiring (providing) cash:
      Depreciation                                                              28.6            27.7
      Amortization                                                               3.6            13.7
      Deferred  income tax expense (benefit)                                     1.3           (18.1)
      Non-cash interest expense                                                 15.1             5.8
      Equity in joint ventures                                                  (0.7)           (0.8)
      Plant closures and Project Focus                                            --             8.9
      Net loss on divestitures                                                    --             4.7
      Other non-cash charges, net                                                2.2             0.5
      Changes in current assets and liabilities                                 13.4           (44.4)
                                                                        ------------    ------------
                  Net cash provided by (used in) operating activities           78.8           (23.9)
                                                                        ------------    ------------
Cash flows from investing activities:
    Capital expenditures                                                       (24.3)          (17.3)
    Proceeds from sale of assets                                                 1.7            20.9
    Other, net                                                                  (3.3)           (2.1)
                                                                        ------------    ------------
                  Net cash provided by (used in) investing activities          (25.9)            1.5
                                                                        ------------    ------------
Cash flows from financing activities:
    Net borrowings (repayments) under revolving credit agreements              (23.0)           30.4
    Proceeds from issuance of long-term debt                                     9.7            17.5
    Principal payments on long-term debt                                       (36.1)          (27.9)
    Payments for debt issuance costs                                            (2.3)           (3.0)
    Parent capital contribution                                                   --             8.4
                                                                        ------------    ------------
                  Net cash provided by (used in) financing activities          (51.7)           25.4
Effect of exchange rate changes on cash and cash equivalents                     0.4            (0.1)
                                                                        ------------    ------------
                  Increase in cash and cash equivalents                          1.6             2.9
Cash and cash equivalents, beginning of year                                     6.0             3.1
                                                                        ------------    ------------
Cash and cash equivalents, end of year                                  $        7.6    $        6.0
                                                                        ============    ============


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